Exhibit 4(l)-3

SOUTHERN INVESTMENTS UK plc

and

SWEB HOLDINGS UK

and

BANKERS TRUST COMPANY, as Trustee,
Principal Paying Agent, Registrar and Transfer Agent

and

BANKERS TRUST LUXEMBOURG, S.A.,
as Paying and Transfer Agent

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 2, 1998

Debt Securities

THIS SECOND SUPPLEMENTAL INDENTURE is made as of the 2nd day of December, 1998, by and between SOUTHERN INVESTMENTS UK plc, a limited liability company incorporated under the laws of England and Wales, with UK Company Registration Number 3073865 (the "Company"), SWEB HOLDINGS UK, an unlimited liability company incorporated under the laws of England and Wales, with UK Company Registration Number 3585938 ("ULC"), BANKERS TRUST COMPANY, a New York banking corporation, as trustee, principal paying agent, registrar and transfer agent ("Bankers Trust") and BANKERS TRUST LUXEMBOURG S.A., as Paying and Transfer Agent (the "Agent").

WITNESSETH:

WHEREAS, the Company, Bankers Trust and the Agent have heretofore entered into an Indenture, dated as of November 21, 1996 (the "Original Indenture"), to provide for the issuance of unsecured securities;

WHEREAS, the Company, Bankers Trust and the Agent have heretofore entered into a First Supplemental Indenture, dated as of November 21, 1996 (the "First Supplemental Indenture"), to provide for the issuance of the 6.375% Senior Notes due 2001 (as defined therein) and the 6.8% Senior Notes due 2005 (as defined therein, and collectively with the 6.375% Senior Notes due 2001, the "Senior Notes");

WHEREAS, the Original Indenture and the First Supplemental Indenture are incorporated herein by this reference and the Original Indenture and the First Supplemental Indenture, as supplemented by this Second Supplemental Indenture, are herein called the "Indenture";

WHEREAS, Section 901(11) of the Original Indenture provides that the Company and Bankers Trust, as trustee, may at any time without the consent of the holders of the Senior Notes (the "Holders") modify, alter, amend or supplement the Original Indenture in certain respects which are not materially adverse to the Holders;

WHEREAS, the Company proposes to amend the Original Indenture;

WHEREAS, the Company desires to make ULC a co-obligor under the Indenture and ULC desires to become a co-obligor under the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and to make it a valid and binding obligation of the parties have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE ONE

Section 101. Additional Obligor. As of the date hereof and pursuant to this Second Supplemental Indenture, ULC becomes a co-obligor of the Senior Notes under the Indenture in accordance with the terms and conditions of the Indenture and shall jointly and severally with the Company assume all rights and obligations of the Company thereunder.

Section 102. Event of Default. The events specified in Sections 501(4), (5) and (6) of the Original Indenture as regards the Company or ULC will also constitute an Event of Default with respect to the Senior Notes.

ARTICLE TWO

Miscellaneous

Section 201. Execution as Supplemental Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture and First Supplemental Indenture, as provided in the Original Indenture, and this Second Supplemental Indenture forms a part thereof. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 202. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Section Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 203. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 204. Successors and Assigns. All covenants and agreements in this Second Supplemental Indenture by the Company and ULC shall bind their successors and assigns, whether so expressed or not.

Section 205. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 206. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 207. Execution and Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers or directors duly authorized thereto, all as of the day and year first above written.

SOUTHERN INVESTMENTS UK plc

By: ROBERT A. SYMONS

SWEB HOLDINGS UK

By: C. PHILIP SAUNDERS

BANKERS TRUST COMPANY,
as Trustee, Principal Paying Agent, Registrar and
Transfer Agent

By: WILLIAM T. JENKINS

BANKERS TRUST LUXENBOURG, S.A.,
as Paying and Transfer Agent

By: WILLIAM T. JENKINS